Exhibit 10.1
SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE
This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (Lisa M. Weber) employment with MetLife Group, Inc. (“MetLife”). It is fully agreed and understood as follows:
     1. As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, MetLife, Inc., Metropolitan Life Insurance Company, and all of their parents, subsidiaries, affiliates, and agents and all of their parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys’ fees, or rights of any and every kind or nature which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the discontinuance thereof, (ii) any claim of employment discrimination, harassment or retaliation under, or any alleged violation of, any federal, state, or local fair employment practice or benefits law, rule, regulation, executive order, or ordinance, including but not limited to the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, or the New Jersey Conscientious Employee Protection Act, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, and (iv) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, the Performance Incentive Plan, and, except as otherwise specifically stated in this Agreement, the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, and the Long Term Performance Compensation Plan.
To the extent that you are a director, trustee, or officer of any Company entity, or are a member of any committee of the Company or any Company entity, you hereby resign from such capacity effective immediately and agree to execute any additional, more specific resignation document the Company may request. You also agree to resign from any position in which you serve as a director or officer of any entity or organization as a designee of the Company effective on the Effective Date, and to notify MetLife with respect to each position and confirm to MetLife your resignation as soon as practicable after the Effective Date.
You acknowledge that, prior to your execution of this Agreement, you have been fully informed that your employment is being discontinued and that any and all claims arising from this discontinuance are included in this release. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement or affect any benefits or rights that vested prior to your execution of this Agreement under nonqualified deferred compensation plans or employee benefit plans governed by ERISA. This Agreement does not affect any rights you have to be paid vested but unused Paid Time Off.
Your rights regarding any awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan will be governed by the terms of any written award agreement into which you entered under the applicable plan.
     2. In consideration for the terms set forth in Section 1 of this Agreement and the other promises and terms contained in this Agreement, MetLife agrees:
(a) to continue your employment, including the payment of your salary at your current salary rate and payment frequency and eligibility for benefits under the benefit plans and programs applicable to you, subject to the terms of those plans and programs, through December 31, 2009, or such earlier date that you inform the Company in advance in writing as you choose (which date shall be your “date of discontinuance”). During the remainder of your employment, you will have those duties and responsibilities as your Company manager or his or her designee assigns to you. Your date of discontinuance will not be affected by your application for, receipt of, or appeal from any denial of disability benefits.
(b) to pay you the sum of $5,000,000 (five million dollars and no cents) less all applicable federal, state and local tax withholding. MetLife expects to make this payment on December 31, 2009 if the Effective Date of this Agreement has occurred on or prior to December 31, 2009, but in any event on or before March 15 of the calendar year after the earlier of (i) your date of discontinuance, or (ii) the date you were first offered a separation agreement in connection with this discontinuance of your employment, so long as the Effective Date has occurred by that time. If your “separation from service” as defined under U.S. Internal Revenue Code Section 409A is different from your date of discontinuance, your “separation from service,” rather than your date of discontinuance, will be used to determine the date by which payment will be made.
(c) to make any payments due to you under the terms of your written Performance Share Agreements, which will vary depending on your date of discontinuance, less all applicable federal, state and local tax withholding. If your date of discontinuance is December 31, 2009, then for purposes of your 2009-2011 Performance Share Agreement you will be deemed to have remained employed through the first anniversary of the beginning of the 2009-2011 performance period.
(d) to recommend to the MetLife, Inc. Compensation Committee and Board of Directors that (i) the MetLife, Inc. stock options provided under each of your written stock option agreements (the “Stock Option Agreements”) that have not yet been exercised (your currently exercisable and unexercisable options being referred to, collectively, as the “Outstanding Stock Options”) and that are not yet exercisable will become exercisable on the dates provided by each Stock Option Agreement, notwithstanding the discontinuance of your employment, and (ii) that each of your Outstanding Stock Options will be exercisable through the remainder of the ten-year term of the Stock Options, as such ten-year term is reflected in each Stock Option Agreement. For the avoidance of doubt, this Agreement shall be deemed null and void and of no force or effect if the provisions of this Section 2(d) are not fully approved by the Compensation Committee and Board of Directors.
(e) to provide you with a program of comprehensive senior executive outplacement services commencing, at your election, any time after the date of execution of this Agreement and continuing through December 31, 2010 or such earlier date as you select, such program offered by a service provider of your choice, provided that the service provider charges MetLife (or one of its Affiliates) no more than its standard fees for such engagement. You will also continue to participate in the Financial Counseling Program for MetLife Executive Group Members and Certain Other Senior Officers, in accordance with the terms of that program, for one calendar year after your date of discontinuance. During the remainder of your employment, you will continue to be provided with vehicle and driver services in a manner consistent with the services provided to you prior to the date of your execution of this Agreement; will continue to be provided with support staff generally consistent with those provided to you prior to the date of your execution of this Agreement for one month after your execution of this Agreement; and will be reimbursed for expenses for such business and professional conferences that were approved by MetLife prior to your execution of this Agreement, consistent with MetLife’s normal expense reimbursement practices.
(f) to reimburse you your legal fees in connection with this Agreement, up to $12,500 (twelve-thousand, five hundred dollars and no cents), less any applicable federal, state and local tax withholding. MetLife will make this payment on or before March 15 of the calendar year after the earlier of (i) your date of discontinuance, or (ii) the date you were first offered a separation agreement in connection with this discontinuance of your employment, so long as the Effective Date has occurred by that time. If your “separation from service” as defined under U.S. Internal Revenue Code Section 409A is different from your date of discontinuance, your “separation from service,” rather than your date of discontinuance, will be used to determine the date by which payment will be made.
(g) to recommend to the MetLife, Inc. Compensation Committee and Board of Directors that it approve this Agreement.
You acknowledge that the payments and services provided for in this Section 2 exceed any sums to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in this Agreement. Further, neither this Agreement nor the payment and benefits to be provided pursuant to this Section 2 in any way constitute an admission on the part of the Company as to the violation of any law or any obligation to you.
     3. By executing this Agreement, you acknowledge that you have accurately reported to the Company the daily or weekly hours you worked for the Company to the extent you have been asked to do so, that the Company has paid you all the salary and wages it owes you (including any overtime compensation or incentive compensation) for all completed payroll periods through the date you execute this Agreement, that you have been provided with any and all leaves of absences (including those under the Family and Medical Leave Act or other law) that you have requested or to which you were entitled, and that you have had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding your employment and have done so.

     4. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with the Company or the cessation of your employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date you execute this Agreement, or (iii) the facts underlying any such claims. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of the Company or to any person or corporation any information that relates to your employment with the Company or to any claims which could have been raised in any action in connection with the cessation of your employment with MetLife unless required by law to do so. Although you are not precluded from participating in an investigation or from filing a charge with the Equal Employment Opportunity Commission (EEOC) or other governmental agency relating to your employment or the termination thereof, you acknowledge that by executing this Agreement you waive all rights to recover any relief regarding any such claims.
Notwithstanding the other terms of this Section 4, you may provide a prospective employer with information concerning your former title, salary, job responsibilities and qualifications.
Notwithstanding the other terms of this Section 4, you agree to fully cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations, administrative proceedings or litigations in which the Company is a party or has an interest, to the extent such cooperation does not unreasonably interfere with your then-current employment or business activities, if any. If requested, you agree to meet with a Company representative and/or the Company’s counsel to truthfully and fully provide all knowledge and information you have pertaining to the subject matter of any such proceeding.
You represent and agree that you have delivered or will, prior to your date of discontinuance, deliver to your Company manager (or other person designated by MetLife to receive these items) all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company, interaction by or among employees, customers, vendors, or other associates of the Company, or your job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company, that are in your custody, possession, or control (“Company Material”). Company Material does not include documents you received from an authorized representative of the Company solely regarding your employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by you or on your behalf from the Company, or securities of the Company held by you, or other documents you are entitled by law to retain.
You represent that you have conducted a diligent search for all Company Material prior to executing this Agreement. You represent that after delivering to your manager a copy of any Company Material stored electronically on any of your personal hard drives or other non-portable electronic storage devices that you destroyed such Company Material stored on such devices, and that you have not knowingly retained any Company Material in any form. You agree that if you discover or receive any Company Material you will return such Company Material to your former Company manager (or other person designated by MetLife to receive these items, or if either person is no longer employed by the Company, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery.
     5. In the event you are served with a subpoena or a request by a governmental agency or self-regulatory organization calling for the disclosure of any information concerning the Company, you agree to give MetLife ten (10) days written notice in advance of disclosing this Agreement or any information concerning MetLife by mailing to MetLife’s Law Department located at 1095 Avenue of the Americas, New York, New York 10036, Att. Office of the General Counsel, a copy of any such legal demand for such information (or, if you are required to disclose this Agreement or any information concerning MetLife in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing this Agreement or any information concerning the Company).
     6. As a material inducement to MetLife to enter into this Agreement, you further agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns:

(a) that your conduct during the remainder of your employment with MetLife as stated in Section 2 above will be consistent with the same duty of loyalty, including any fiduciary duties, that applied to you in your capacity as a director, trustee, officer, or member of any committee, of the Company, prior to the date this Agreement was offered to you.
(b) that you confirm your obligations to comply with all of the provisions of your Agreements to Protect Corporate Property (which are attached hereto as Exhibits B and C). The temporal restrictions in Section 2 of each Agreement to Protect Corporate Property shall coincide with the Restricted Period, as defined in this Agreement.
(c) that you acknowledge that during the course of your employment with MetLife and its affiliates, you became familiar with confidential Company Material, the Company’s trade secrets, and other confidential information about the Company, that your services were of special, unique and extraordinary value to the Company, and that by virtue of your employment, you have gained or will gain knowledge of the identity, characteristics and preferences of the Company’s customer, client, supplier, vendor, or other business relations (“Business Relations”) and confidential information about those Business Relations, and that you would inevitably have to draw on such information if you were to solicit or service the Company’s Business Relations on behalf of a competing business. You further acknowledge that the Company is engaged in a highly competitive business, that the preservation of its Business Relations confidential information is critical to the Company’s continued business success, that the Company’s relationships with its Business Relations are extremely valuable, and that by virtue of your employment, you have had contact with those customers and clients and that you were compensated to develop relationships with Business Relations on behalf of and for the benefit of the Company. During the period beginning on the Effective Date and ending on December 31, 2010 (the “Restricted Period”), you agree:
(i) that you will not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities identified in Exhibit A hereto, including their respective subsidiaries and affiliates (“Restricted Competitors”), in the United States and/or in any foreign country in which the Company now conducts business or, as of July 1, 2009, planned to conduct business (“Restricted Geographies”). You acknowledge that it is reasonable to restrict your activities in accordance with the terms of this Agreement in the Restricted Geographies during the Restricted Period. Nothing in this Agreement will prohibit you from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities in any of the Restricted Competitors, so long as you have no active participation in the business of such corporation. MetLife may, in its sole discretion, waive in writing any of the restrictions in this Section 6(c)(i).
(ii) that you will not directly or indirectly, (a) solicit, encourage, entice or induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and anyone employed by the Company on the Effective Date or within 18 months prior to the Effective Date (each, a “Covered Employee”); (b) hire or cause any person to be hired who is a Covered Employee or (c) solicit, encourage, entice or induce any of the Business Relations on behalf of any other person or entity; or (iv) solicit, encourage, entice or induce any of the Business Relations to cease doing business with or lessen the amount of business it presently transacts with the Company or in any way interfere with the relationship between any of the Business Relations and the Company.
(d) that you will not assist others in engaging in activities that you have agreed not to take or are not entitled to take under this Section 6.
You agree that the terms and restrictions of this Section 6 are legitimate and reasonable in light of the access to information and persons recited above, the services you provided to the Company, and the consideration that you are receiving pursuant to this Agreement. You acknowledge that during the Restricted Period, you will be able to earn a suitable livelihood without violating the terms and restrictions of this Section 6.
     7. You agree that money damages would be both incalculable and an insufficient remedy for any breach by you of Sections 4 or 6 of this Agreement and that any such actual, threatened or continuing breach will cause the Company irreparable harm. In the event of any such breach by you of Sections 4 or 6 of this Agreement, the Company shall be entitled, without the requirement of posting a bond, to equitable relief, including temporary, preliminary or permanent injunctive relief, in any court of competent jurisdiction. Such equitable relief shall not be the exclusive remedy for any breach by you of this Agreement but shall be in addition to any other damages or remedies available at law or inequity to the Company, including the Company’s right to recover any payments made to you in the event that you have materially violated your obligations under any of Sections 4 or 6 of this

Agreement. In the event of any recovery by the Company of any payments made to you under this Agreement, such recovery will not effect any of your obligations under this Agreement. The Company’s determination not to enforce this Agreement as to specific violations shall not operate as a waiver or release of your obligations under the Agreement.
     8. You acknowledge that MetLife has advised you in writing that you have twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it and that you should consult with legal counsel prior to signing this Agreement. You fully understand the significance of all of the terms and conditions of this Agreement. You are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement within twenty-one (21) days after the date you received this Agreement. After you have executed this Agreement, you will have seven (7) days from the later of the date you execute this Agreement or the date you are notified that this Agreement has been approved by the MetLife, Inc. Compensation Committee and Board of Directors to revoke this Agreement, which you may do in writing either by e-mail to HRSC_MPTA@metlife.com or by fax to (908) 552-2441, in either case received by MetLife within seven (7) days following the date on which you executed this Agreement. This Agreement will become effective on the eighth (8th) day following the later of the date you executed this Agreement or the date you are notified that this Agreement has been approved by the MetLife, Inc. Compensation Committee and Board of Directors (the “Effective Date”), provided you have not earlier revoked it. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement prior to its Effective Date, this Agreement, including but not limited to the obligation of MetLife to make any payment or provide any benefit pursuant to Section 2, shall automatically be null and void.
     9. This Agreement is subject to the approval of the MetLife, Inc. Compensation Committee and Board of Directors and will not be effective unless it has been so approved. You affirm that this Agreement has been executed voluntarily by you, and may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife.
With the exception of your Agreements to Protect Corporate Property and written award agreements under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan into which you have entered during your employment with the Company, which remain in full force and effect, this Agreement constitutes the full understanding between you and the Company regarding your employment, the cessation of your employment, and any other subject addressed in this Agreement, although in the event of any inconsistency between the terms of this Agreement and the Summary Plan Description (“SPD”) of the MetLife Plan for Transition Assistance for Officers (“Transition Plan”) , the terms of this Agreement shall govern. For purposes related to the operation of the Transition Plan, the definitions in the SPD will be used for any capitalized terms used in this Agreement that is defined in the SPD and not defined in this Agreement.
MetLife and you intend that payments and benefits provided to you in this Agreement will be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that such payments and benefits are subject to such section. In no event shall the Company have any liability for any of your taxes, penalties, or other losses in connection with the payments or benefits provided to you in this Agreement other than any such amounts withheld by MetLife from any payments or benefits hereunder as provided herein.
You affirm that no other promises, representations or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.
If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, it shall be modified so that its purpose can lawfully be effectuated. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement. This Agreement shall be governed by the law of the State of New York without regard to choice of law or conflict of law rules or principles. This Agreement may be used as evidence only to evidence its terms or otherwise in an action to enforce this Agreement, and may not be used for any other purpose. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Agreed:

/s/ Lisa M. Weber	August 17, 2009

Signature	Date

STATE OF New York )
):
COUNTY OF New York )
On this 17th day of August, 2009, before me personally came                     , to me known and known to me to be the person described in and who executed this Separation Agreement, Waiver, and General Release, and (s)he duly acknowledged to me that (s)he executed the same.

/s/ Shalom Nektalov
Notary Public
Notary Public Commission Expiration Date:	Shalom Nektalov
Notary Public, State of New York
No. 01NE6087063
Qualified in Queens County
Commission Expires Feb. 10, 2011

MetLife	Group, Inc.

By:	/s/ James Lipscomb

James L. Lipscomb, Executive Vice President and General Counsel	August 4, 2009
Name & Title	Date

EXHIBIT A
Restricted Competitors
Public Companies
AIG
The Allstate Corporation
Genworth Financial Inc.
The Hartford Financial Services
Lincoln National Corp
Principal Financial Group Inc.
Prudential Financial Inc
Torchmark Corp
The Travelers Company Inc
Private Companies
TIAA Group
Mutual Companies
Mass Mutual Financial Group
New York Life Group
Northwestern Mutual Group
International
AEGON NW
AXA
Great West Life Company Inc
ING Group NV
Manulife Financial Corp.
Sun Life Financial Inc

Exhibit B
Agreement To Protect Corporate Property
In consideration of my employment with Metropolitan Life Insurance Company (“MetLife”),
I agree to the following:
1.	All equipment, documents, and other property, and all information, of MetLife which I receive in the course of my employment by MetLife, including property and information which I develop as a MetLife employee, remain the property and information of MetLife. Unless otherwise agreed to in writing by the officer in charge of my department, the products of all my efforts in the course of my employment belong exclusively to MetLife and I will not retain any rights in any such product. Upon my voluntary or involuntary termination of employment from MetLife, I agree to return any and all property and information of MetLife immediately without keeping any copies.

2.	For 18 months following the voluntary or involuntary termination of my employment with MetLife:
A.	I will not seek to divert from MetLife, directly or indirectly, any business with any person for firm; nor will I seek to interfere in or disrupt, directly or indirectly, any such business.

B.	I will not seek to have any customer of MetLife reduce or terminate any insurance obtained from or through MetLife, nor will I make use of any of MetLife’s property or information to enable a third party to do so.

C.	I will not seek to have any MetLife employee breach any duties or obligations to MetLife, or to have any such employee leave MetLife’s employ for the purpose of becoming employed by any other person or company which offers the same or similar services or products as does MetLife.

D.	I will promptly inform MetLife of the identity of any of my subsequent employers which are engaged in the insurance business. I will also give MetLife my title and description of any new job which I assume during this period, and I authorize MetLife to present a copy of this agreement to each of these subsequent employers.
3.	I acknowledge that the business of MetLife is conducted in all states and in certain foreign countries and that the property and information I obtain in the course of my employment involves and affects MetLife’s activities in all states and in those foreign countries in which it conducts its business. Therefore, it is not appropriate or feasible for MetLife to establish geographic limitations on the restrictions to which I am now agreeing. Accordingly, I agree to abide by these restrictions in all states and in those foreign countries in which MetLife is or has plans to conduct business at the time that my employment terminates.

4.	I acknowledge that, in the event I violate any provision of this Agreement, MetLife will suffer irreparable harm. Therefore, in addition to any other rights or remedies of MetLife, MetLife will have the right to obtain an injunction enjoining any such violation. Further, if MetLife succeeds in any lawsuit or proceeding against me brought to enforce this Agreement, or to establish damages sustained by MetLife as a result of my violation of this Agreement, I will reimburse MetLife’s attorney fees and costs as may be fixed by the court in which such suit or proceeding is brought.

5.	If any provision of this Agreement is invalidated in any jurisdiction either by statute or by a court, such provision will be deemed modified to comply with the law or to have been stricken from this Agreement if necessary to comply with the law. If any such provision is so stricken, however, the remainder of this Agreement will remain in effect.
I have carefully read this Agreement and I understand it. I acknowledge that I have been given a copy of this Agreement.
Signature:    /s/ Lisa M. Weber

Dept.     Human Resources

Name:    Lisa M. Weber

Date:    3/16/98

Witness:    /s/ Ivonne Samaniego

Name and Title:    Ivonne Samaniego

Please return the signed form to your Departmental Personnel Manager/Representative.

Exhibit C
Agreement To Protect Corporate Property
In consideration of my receipt of stock options from Metropolitan Life Insurance Company (“MetLife”), I agree to the following:
1.	All equipment, documents, and all information and other property that belongs to MetLife that I receive or develop in the course of my employment by MetLife, remain the property and information of MetLife. The products of all of my efforts in the course of my employment belong exclusively to MetLife and, unless the officer in charge of my department agrees to some other agreement in writing, I will not retain any rights in any such work product. I agree to return all property and information immediately and without keeping any copies when my employment terminates for any reason.
2.	For 18 months following the termination of my employment with MetLife for any reason:
A.	I will not interfere in MetLife’s business or try to disrupt MetLife’s business. This includes things I might do through my own efforts, or indirectly through the efforts of others, and I will not use any MetLife information or property to assist others. This includes diverting business away from MetLife or seeking to have any MetLife customer reduce or terminate any insurance obtained from or through MetLife.

B.	I will not solicit any employee of MetLife or its affiliated entities (“Employee”) to become employed, associated or contracted by or with me or any entity in which I am an employee, owner or investor (“Other Company”). I will not solicit any Employee to become employed, associated or contracted with an organization providing services to me or any Other Company. For example, I will not inform an Employee of a job opportunity with me or any Other Company, or suggest that any person or entity contact an Employee to discuss or mention such a job opportunity. I also will not interview an Employee for a job, or offer, authorize, approve or agree to hire an Employee for any job opportunity with me or any Other Company.

C.	I will not make statements that damage, disparage or otherwise diminish the reputation and business practices of MetLife and its affiliated entities, and its and their officers, directors and employees. This includes statements made verbally, in writing or electronically. The only exception is if I am compelled by a court of law or I am otherwise authorized to do this pursuant to legal or administrative process.

D.	I authorize MetLife to present a copy of this agreement to each of my subsequent employers.
3.	I acknowledge that the business of MetLife is conducted all states and in certain foreign countries and that the employees of MetLife and its affiliated entities are working to further the interests of MetLife in those states and foreign countries. I also acknowledge that the property and information I obtain in the course of my employment involves and affects

MetLife’s activities in all states and in those foreign countries in which it conducts its business. Therefore, it is not appropriate or feasible for MetLife to establish geographic limitations on the restrictions to which I am now agreeing. Accordingly, I agree to abide by these restrictions in all states and in those foreign countries in which MetLife is or has plans to conduct business at the time that my employment terminates.
4.	I acknowledge that, if I violate any provision of this Agreement, MetLife will suffer irreparable harm. Therefore, in addition to any other rights or remedies of MetLife, MetLife will have the right to obtain an injunction enjoining any such violation. If MetLife succeeds in any lawsuit or proceeding against me brought to enforce this Agreement, or to establish damages sustained by MetLife as a result of my violation of this Agreement, I will reimburse MetLife’s attorney’s fees and costs, as these may be fixed by the court in which MetLife sues me or brings a proceeding against me.
5.	If any provision of this Agreement is invalidated in any jurisdiction either by statute or by a court, that provision will be deemed modified to comply with the law or deemed stricken from this Agreement, if that is necessary to comply with the law. If any provision is stricken for this reason, however, the remainder of this Agreement remains in effect.
I have carefully read this Agreement and I understand it. I acknowledge that I have been given copy of this Agreement.
Signature:    /s/ Lisa M. Weber

Dept:    Human Resources

Name:     Lisa M. Weber

Date:    5/21/01

Witness:    /s/ Joanna T. May

Name and Title:    Joanna T. May, Secretary